Sub-Item 77Q2

Nuveen Michigan Premium Income
Municipal Fund, Inc.
33-51162
811-7116

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Funds officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial affiliation report on behalf of the officer listed below was filed late on November 25, 2003.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Daniel S. Solender